                           SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. _)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|X| Soliciting Material Pursuant to ss.240.14a-12


                      SOUTH JERSEY FINANCIAL CORPORATION
                   -----------------------------------------
               (Name of Registrant as Specified In Its Charter)

     --------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

      2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

      4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

      5) Total fee paid:

         -----------------------------------------------------------------------


|_|   Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

         -----------------------------------------------------------------------
      2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------
      3) Filing Party:

         -----------------------------------------------------------------------
      4) Date Filed:

         -----------------------------------------------------------------------

                 [RICHMOND COUNTY FINANCIAL CORP. LETTERHEAD]




PRESS RELEASE

FOR IMMEDIATE RELEASE

--------------------------------------------------------------------------------


CONTACTS:
ANTHONY E. BURKE                       ROBERT J. COLACICCO
Richmond County Financial Corp.        South Jersey  Financial Corporation, Inc.
President and COO                      President and CEO

THOMAS R. CANGEMI                      GREGORY M. DIPAOLO
Richmond County Financial Corp.        South Jersey Financial Corporation, Inc.
Executive Vice President and CFO       Executive Vice President and COO
Tel: (718) 448-2800; (718) 815-7048    Tel: (856) 629-6000

                  RICHMOND COUNTY FINANCIAL CORP. TO PURCHASE
                   SOUTH JERSEY FINANCIAL CORPORATION, INC.
          IN A CASH TRANSACTION VALUED AT APPROXIMATELY $68.0 MILLION

                     "EXPANDING THE NEW JERSEY FOOTPRINT"

Staten Island, N.Y. - March 15, 2000, Richmond County Financial Corp. (NASDAQ/NMS: RCBK) ("Richmond") and South Jersey Financial Corporation, Inc. (NASDAQ/NMS: SJFC) ("South Jersey"), based in Turnersville, New Jersey, jointly announced today that they have entered into a definitive agreement pursuant to which Richmond would acquire South Jersey in an all cash transaction valued at approximately $68.0 million. The transaction received the unanimous approval of the Boards of Directors of Richmond and South Jersey and due diligence of South Jersey has been completed.

Under the terms of the agreement, South Jersey shareholders will receive $20 per share in cash, which represents an implied core deposit premium of 6.26%, 128% of tangible book value and 21 times estimated December 31, 2000 earnings per share. The acquisition is expected to be completed in the third quarter of calendar year 2000, and is subject to the approval by South Jersey shareholders and regulatory authorities. Richmond estimates that operational efficiencies, including duplicative employee benefit plans generated as a result of the transaction, will produce cost savings equal to approximately 30% of South Jersey's non-interest expense base. Excluding the duplicative employee benefit plans, Richmond estimates that the transaction will produce cost savings of 20% of South Jersey's core non-interest expense base. Additionally, Richmond anticipates in excess of $2 million of ongoing revenue to be generated as a result of the restructuring and reinvestment of South Jersey's investment securities and loan portfolios into Richmond's existing lines of lending business. As a result of the anticipated cost synergies and portfolio restructuring, Richmond believes that the transaction will be accretive to earnings per share immediately. In connection with the transaction, South Jersey has granted Richmond an option to purchase shares equal to 19.9% of South Jersey's outstanding shares should certain events occur.

South Jersey Financial Corporation, Inc. is the holding company for South Jersey Savings and Loan Association, a community savings association which operates 3 full-service banking offices in the New Jersey counties of Gloucester and Camden and has total assets of $330.4 million and total deposits of $238.8 million. On a pro-forma basis, Richmond will have total assets of $3.2 billion, deposits of $1.9 million and shareholders' equity of $341.8 million.

Michael F. Manzulli, Chairman and Chief Executive Officer of Richmond commented, "It is with great pleasure that we announce the acquisition of South Jersey Financial Corporation, Inc. and its wholly-owned subsidiary, South Jersey Savings and Loan Association. South Jersey serves a marketplace which we have been actively lending. We have originated over $54.0 million of multifamily loans and have a significant pipeline of loans within a 20 mile radius of South Jersey's branches." Mr. Manzulli continued, "The addition of South Jersey to our community banking franchise will provide us the funding we need to continue to be an active lender in this market. From an investment perspective, South Jersey's core deposits, and its highly liquid assets, provide us with a low cost funding vehicle in a very uncertain interest rate environment."

Robert J. Colacicco, President and Chief Executive Officer of South Jersey stated, "Richmond's dedicated community banking philosophy will serve well in South Jersey, we are excited with the opportunity to assist Richmond in their continued planned expansion into the New Jersey market place." Mr. Colacicco continued, "We note the successful integration of the Ironbound and Bayonne acquisitions and look forward to being a part of Richmond's New Jersey franchise, while affording us the ability to maximize value for our shareholders. We clearly view this transaction as a win-win for both parties."

Richmond County Financial Corp. is the holding company for Richmond County Savings Bank; a state chartered savings bank, organized in 1886. Together with its two divisional banks, First Savings Bank of New Jersey and Ironbound Bank, Richmond operates 15 banking offices on Staten Island, one banking office in Brooklyn, 8 banking offices in the counties of Essex, Hudson and Union, New Jersey, and operates a multifamily loan processing center in Jericho, Long Island. At December 31, 1999, total assets of the Company were $2.9 billion; deposits were $1.7 billion with total stockholders' equity of $341.8 million.

--------------------------------------------------------------------------------

                              SAFE HARBOR

This news release contains certain forward-looking statements about the proposed merger of Richmond County and South Jersey. These statements include statements regarding the anticipated closing date of the transaction, anticipated cost savings,  and  anticipated  future  results.  Forward-
looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Ceratin factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Richmond County and South Jersey, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Richmond County and South Jersey are engaged, and changes in the securities markets.

South Jersey will be filing a proxy statement and other relevant documents concerning the merger with the Securities and Exchange Commission (SEC). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. Documents filed with the SEC by South Jersey will be available free of charge from the Secretary of South Jersey at 4651 Route 42, Turnersville, New Jersey 08012, telephone (856) 629-6000. READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

South Jersey and its directors may be soliciting proxies from South Jersey shareholders in favor of the merger. South Jersey's Board of Directors is composed of Richard Baer, Robert J. Colacicco, Richard W. Culbertson, Jr., Gregory M. DiPaolo, John V. Field, Richard G. Mohrfeld, Lawrence B. Seidman and Ronald L. Woods. None of these persons is the beneficial owner of more than 1% of the outstanding shares of South Jersey common stock, except as follows: Mr. DiPaolo, 50,821 shares (1.5%) and Mr. Seidman, 328,100 shares (9.6%). Collectively, the directors of South Jersey may be deemed to beneficially own 520,172 (15.2%) of South Jersey's outstanding shares of common stock. This ownership information is as of March 1, 1999.

As a result of consummation of the merger, all stock options and shares of restricted stock awarded under South Jersey's stock benefit plans will vest. Under the terms of the agreement, all outstanding stock options will be canceled in exchange for a cash payment equivalent to the per share merger consideration less the option exercise price.

Richmond County Financial Corp.'s press releases are available at no charge by visiting us on the worldwide web at http://www.rcbk.com.
                                    -------------------

                                     * * *




                                      3